November 30, 2006

Structured Asset Securities Corporation
745 Seventh Avenue, 7th Floor
New York, New York 10019

Re:	Structured Asset Securities Corporation,
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Structured Asset Securities Corporation, a Delaware corporation (the “Company”), in connection with the offering of the Company’s Lehman Mortgage Trust Mortgage Pass-Through Certificates, Series 2006-8 (the “Certificates”). A Registration Statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-133985) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on August 10, 2006. As set forth in the prospectus dated November 13, 2006, as supplemented by a prospectus supplement dated November 28, 2006 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Certificates will be issued under and pursuant to the conditions of a trust agreement dated as of November 1, 2006, by and among the Company, as depositor, Aurora Loan Services LLC, as master servicer (the “Master Servicer”), U.S. Bank National Association, as trustee (the “Trustee”), and an exchange trust agreement dated as of November 1, 2006 among the Trustee and the Depositor (each such agreement, a “Trust Agreement”).

We have examined a form of the Trust Agreement, forms of the Certificates, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others. In addition, for purposes of this opinion, we have assumed that the Underlying Certificates will evidence ownership of REMIC regular interests within the meaning of Section 860G(a)(1) of the Internal Revenue Code of 1986, as amended, at all times that the Underlying Certificates are held in the Trust Fund.

Based upon the foregoing, we are of the opinion that:

(i) Each Trust Agreement has been duly and validly authorized by all necessary action on the part of the Company and, when duly executed and delivered by the Company, the Trustee, the Master Servicer, as applicable, and any other party thereto, such Trust Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

(ii) The issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the applicable Trust Agreement and delivered against payment therefor pursuant to the underwriting agreement dated December 21, 2005, between the Company and Lehman Brothers Inc., and a terms agreement dated November 28, 2006, between the Company and Lehman Brothers Inc. (such underwriting agreement, as supplemented by such terms agreement, the “Underwriting Agreement”), the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Trust Agreement;

(iii) Under existing law, assuming compliance with all provisions of the Trust Agreement, for federal income tax purposes, each portion of the Trust Fund for which the Trust Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each Class of Certificates, other than the Class LT-R and Class R Certificates, will represent beneficial ownership of regular interests in a REMIC for purposes of Section 860G(a)(1) of the Code; and the Class LT-R and Class R Certificates will represent beneficial ownership of the residual interests in the REMICs formed pursuant to the Trust Agreement for purposes of Section 860G(a)(2) of the Code; and

(iv) The statements contained under the captions “Material Federal Income Tax Considerations” in each of the Base Prospectus and Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning particular legal issues do not address any other matters.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this opinion express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

The opinions set forth in subparagraphs (iii) and (iv) are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and Releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents referenced above.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in each of the Base Prospectus and the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued hereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP